            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2000
                                                    REGISTRATION NO. ___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          -----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                              REPLIGEN CORPORATION
             (Exact name of Registrant as specified in its charter)

                          -----------------------------


           DELAWARE                                2836                               04-2729386
   (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
 of incorporation or organization)        Classification Code Number)             Identification Number)

                                117 FOURTH AVENUE
                                NEEDHAM, MA 02494
                                 (781) 449-9560
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                          -----------------------------

                                WALTER C. HERLIHY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              REPLIGEN CORPORATION
                                117 FOURTH AVENUE
                                NEEDHAM, MA 02494
                                 (781) 449-9560
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           -----------------------------

  COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT
                         FOR SERVICE, SHOULD BE SENT TO:

                          LAWRENCE S. WITTENBERG, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                                High Street Tower
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000


                                          CALCULATION OF REGISTRATION FEE
-------------------------------------- --------------- ------------------------- -------------------------- ----------------
                                                           PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES   AMOUNT TO BE       OFFERING PRICE PER        AGGREGATE OFFERING       REGISTRATION
             TO BE REGISTERED            REGISTERED            SHARE(1)                  PRICE(1)               FEE(2)
-------------------------------------- --------------- ------------------------- -------------------------- ----------------

Common Stock, $0.01 par value
   per share (2)                         2,598,927              $6.25                   $16,243,294             $4,289
-------------------------------------- --------------- ------------------------- -------------------------- ----------------
Common Stock, $0.01 par value
   per share (upon                         129,946              $6.25                      $812,163               $215
   exercise of a warrant) (2)
-------------------------------------- --------------- ------------------------- -------------------------- ----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of the common stock of Repligen Corporation on the Nasdaq National Market on May 1, 2000.

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. / /

     REPLIGEN HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REPLIGEN SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 4, 2000






                              REPLIGEN CORPORATION



                                2,728,873 SHARES

                                  COMMON STOCK





         The selling stockholders are offering for sale up to 2,598,927 shares of our common stock and one of the selling stockholders is offering for sale up to 129,946 shares of our common stock upon the exercise of a warrant held by it.

         Repligen's common stock is traded on the Nasdaq National Market under the symbol "RGEN." The last reported sale price of our common stock on the Nasdaq National Market on May 1, 2000 was $6.25 per share.












                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.




         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                  The date of this prospectus is May ___, 2000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                            ------------------------

                                TABLE OF CONTENTS
                                                                           PAGE
Repligen..............................................................        2
Risk Factors..........................................................        3
Legal Proceedings.....................................................       10
Use of Proceeds.......................................................       10
Selling Stockholders..................................................       11
Plan of Distribution..................................................       17
Legal Matters.........................................................       18
Experts...............................................................       18
Where You Can Find More Information...................................       18

                            ------------------------

                                    REPLIGEN

     We develop new drugs for autism, organ transplantation and cancer. To expand our drug development program, on March 9, 1999, we acquired the exclusive rights to patent applications for the use of secretin in the treatment of autism. Autism is a developmental disorder characterized by poor communicative and social skills, repetitive and restricted behaviors and in some patients, gastrointestinal problems and irregular sleep patterns. Secretin is a hormone produced in the small intestine which regulates the function of the pancreas as part of the process of digestion. A form of secretin derived from pigs is approved by the FDA for use in diagnosing problems with pancreatic function. Recent anecdotal reports indicate that secretin may have beneficial effects in autism, including improvements in sleep, digestive function, communicative and social behavior. Following media reports of the potential benefits of secretin, more than 2,000 autistic children have been treated with the pig-derived hormone. We intend to manufacture a human, synthetic form of secretin and evaluate it in FDA approved clinical trials in order to confirm the benefits of secretin in treating autism and to determine the optimal dosing schedule. There are currently no drugs approved by the FDA for the treatment of autism.

     In October 1999, we obtained a license for the commercialization rights to two diagnostic secretin products from ChiRhoClin Inc., a private company. These products have been evaluated in clinical trials for the diagnosis of pancreatic dysfunction and gastrinoma. A New Drug Application was filed with the FDA in May 1999 seeking approval to market synthetic porcine secretin for these applications. ChiRhoClin has also conducted clinical studies for these diagnostic indications with a human form of secretin. Under terms of the agreement, we made an upfront payment upon execution of the agreement and, if the FDA approves the New Drug Applications, the agreement obligates us to pay ChiRhoClin future milestones and royalties.

     We are also developing a product named "CTLA4-Ig," which has been shown to suppress unwanted immune responses in animal models of organ transplants and autoimmune diseases, such as lupus or multiple sclerosis, in which the immune system mistakenly attacks the body. Our product candidate is a derivative of a natural protein whose role is to turn-off an immune response. In animal models of organ transplantation and autoimmune diseases, CTLA4-Ig has been shown to block the rejection of a transplanted organ or the effects of the autoimmune disease. Initial clinical testing of CTLA4-Ig has been carried out in patients receiving a bone marrow transplant, which is a potential cure for several diseases of the immune system, including leukemia, myeloma, lymphoma and sickle cell anemia. Despite the clinical success of bone marrow transplants, a significant number of patients experience a severe and potentially life-threatening complication known as Graft Versus Host Disease, in which the newly transplanted immune system attacks the host (i.e., the patient). In June 1999, results from a Phase 1 clinical trial reported that treatment of bone marrow from a family member with Repligen's CTLA4-Ig prevented Graft Versus Host Disease in eight of eleven transplant patients. In September 1999, we signed a Clinical Trial Agreement with the National Cancer Institute to further evaluate CTLA4-Ig in a Phase 2 trial in bone marrow transplantation for leukemia. Repligen has filed patent applications related to compositions of matter and methods of use of CTLA4-Ig including bone marrow transplantation. Certain patents have been issued to Bristol-Myers Squibb Corporation relating to the use and manufacture of CTLA4-Ig. We believe that one of our licensees is the co-inventor of one or more of these patents and that the patents issued to Bristol-Myers Squibb do not extend to our use of CTLA4-Ig in bone marrow transplantation. For more information on our patent litigation, please see "Legal Proceedings".

     We also develop, manufacture and market products for the production of therapeutic antibodies. We currently market a line of products for the purification of antibodies based on a naturally occurring protein, Protein A, which can specifically bind to antibodies. We own composition of matter patents for recombinant Protein A in the United States and in Europe. In December 1998, we entered into a ten year agreement to supply recombinant Protein A to Amersham Pharmacia Biotech, a leading supplier to the biopharmaceutical market.

     Our executive offices are located at 117 Fourth Avenue, Needham, Massachusetts 02494, and our telephone number is (781) 449-9560.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION.

     IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. IN THAT CASE THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

WE MAY BE DEPENDENT ON OUR COLLABORATIVE PARTNERS TO DEVELOP, CONDUCT CLINICAL TRIALS FOR, AND MANUFACTURE, MARKET AND SELL OUR PRINCIPAL PRODUCTS.

     We conduct some of our development activities, and may conduct most of our commercialization activities, through collaborations. Our collaborations are heavily dependent on the efforts and activities of our collaborative partners. Our existing and any future collaborations may not be scientifically or commercially successful.

     For example, if any of our collaborative partners were to breach or terminate an agreement with us, reduce its funding or otherwise fail to conduct the collaboration successfully, we may need to devote additional internal resources to the program that is the subject of the collaboration, scale back or terminate the program or seek an alternative partner.

THE MARKET MAY NOT BE RECEPTIVE TO OUR PRODUCTS UPON THEIR INTRODUCTION.

     The commercial success of our products that are approved for marketing will depend upon their acceptance by the medical community and third party payors as being clinically useful, cost effective and safe. All of the products that we are developing are based upon new technologies or therapeutic approaches. As a result, it is hard to predict market acceptance of our products.

     Other factors that we believe will materially affect market acceptance of our products and services include:

- the timing of receipt of marketing approvals and the countries in which such approvals are obtained;

-    the safety, efficacy and ease of administration of our products;

-    the success of physician education programs; and

- the availability of government and third party payor reimbursement of our products.

WE COMPETE WITH LARGER, BETTER FINANCED AND MORE MATURE PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES WHO ARE CAPABLE OF DEVELOPING NEW APPROACHES THAT COULD MAKE OUR PRODUCTS AND TECHNOLOGY OBSOLETE.

     The market for therapeutic and bioprocessing products is intensely competitive, rapidly evolving and subject to rapid technological change. Pharmaceutical and mature biotechnology companies have substantially greater financial, manufacturing, marketing, research and development resources than we have. New approaches to the treatment of our targeted diseases by these competitors may make our products and technologies obsolete or noncompetitive.

WE HAVE INCURRED SUBSTANTIAL LOSSES, WE EXPECT TO CONTINUE TO INCUR LOSSES AND WE WILL NOT BE SUCCESSFUL UNTIL WE REVERSE THIS TREND.

     We have incurred losses in each year since our founding in 1981. We expect to continue to incur operating losses for the foreseeable future.

     While we generate revenue from product sales, this revenue is not sufficient to cover the costs of our clinical trials and drug development programs. We expect to increase our spending significantly as we continue to expand our research and development programs and commercialization activities. As a result, we will need to generate significant revenues in order to achieve profitability. We cannot be certain whether or when this will occur because of the significant uncertainties that affect our business.

IF WE DO NOT OBTAIN ADDITIONAL CAPITAL FOR OUR DRUG DEVELOPMENT PROGRAMS, WE WILL BE UNABLE TO DEVELOP OR DISCOVER NEW DRUGS.

     We need additional long-term financing to develop our drug development programs through the clinical trial process as required by the FDA and our bioprocessing products business. We also need additional long-term financing to support future operations and capital expenditures, including capital for additional personnel and facilities. If we spend more money than currently expected for our drug development programs and our bioprocessing products business, we will need to raise additional capital by selling debt or equity securities, by entering into strategic relationships or through other arrangements. We may be unable to raise any additional amounts on reasonable terms when they are needed due to the volatile nature of the biotechnology marketplace. If we are unable to raise this additional capital, we may have to delay or postpone critical clinical studies or abandon other development programs.

IF OUR CLINICAL TRIALS ARE NOT SUCCESSFUL, WE WILL NOT BE ABLE TO DEVELOP AND COMMERCIALIZE ANY RELATED PRODUCTS.

     In order to obtain regulatory approvals for the commercial sale of our future products, we and our collaborative partners will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of the products. We have limited experience in conducting clinical trials.

     The submission of an Investigational New Drug Application may not result in FDA authorization to commence clinical trials. If clinical trials begin, we or our collaborative partners may not complete testing successfully within any specific time period, if at all, with respect to any of our products. Furthermore, we, our collaborative partners, or the FDA, may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to unacceptable health risks. Clinical trials, if completed, may not show any potential product to be safe or effective. Thus, the FDA and other regulatory authorities may not approve any of our potential products for any indication.

     The rate of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, and the existence of competitive clinical trials. Delays in planned patient enrollment may result in increased costs and program delays.

WE MAY NOT OBTAIN REGULATORY APPROVALS; THE APPROVAL PROCESS IS COSTLY AND LENGTHY.

     We must obtain regulatory approval for our ongoing development activities and before marketing or selling any of our future products. We may not receive regulatory approvals to conduct clinical trials of our products or to manufacture or market our products. In addition, regulatory agencies may not grant such approvals on a timely basis or may revoke previously granted approvals.

     The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA and other clearances or approvals is uncertain and typically takes a number of years, depending on the complexity and novelty of the product. Our analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Any delay in obtaining or failure to obtain required clearance or approvals could materially adversely affect our ability to generate revenues from the affected product. We have only limited experience in filing and prosecuting applications necessary to gain regulatory approvals.

     We also are subject to numerous foreign regulatory requirements governing the design and conduct of the clinical trials and the manufacturing and marketing of our future products. The approval procedure varies among countries. The time required to obtain foreign approvals often differs from that required to obtain FDA approvals. Moreover, approval by the FDA does not ensure approval by regulatory authorities in other countries.

     All of the foregoing regulatory risks also are applicable to development, manufacturing and marketing undertaken by our collaborative partners or other third parties.

EVEN IF WE OBTAIN MARKETING APPROVAL, OUR PRODUCTS WILL BE SUBJECT TO ONGOING REGULATORY REVIEW WHICH WILL BE EXPENSIVE AND MAY EFFECT OUR ABILITY TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

     Even if we receive regulatory approval of a product, such approval may be subject to limitations on the indicated uses for which the product may be marketed, which may limit the size of the market for the product or contain requirements for costly post-marketing follow-up studies. The manufacturer of our products for which we have obtained marketing approval will be subject to continued review and periodic inspections by the FDA and other regulatory authorities. The subsequent discovery of previously unknown problems with the product, clinical trial subjects, or with the manufacturer or facility, may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

     If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecution.

IF WE ARE UNABLE TO OBTAIN AND MAINTAIN PATENTS FOR OUR PRODUCTS, WE WILL NOT BE ABLE TO SUCCEED COMMERCIALLY.

     We must obtain and maintain patent and trade secret protection for our products and processes in order to protect them from unauthorized use and to produce a financial return consistent with the significant time and expense required to bring our products to market. Our success will depend, in part, on our ability to:

     - obtain and maintain patent protection for our products and manufacturing processes;

     -    preserve our trade secrets; and

     -    operate without infringing the proprietary rights of third parties.

     We can not be sure that any patent applications relating to our products that we will file in the future or that any currently pending applications will issue on a timely basis, if ever. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions. Even if patents are issued, the degree of protection afforded by such patents will depend upon the:

     -    scope of the patent claims;

     -    validity and enforceability of the claims obtained in such patents;
          and

     -    our willingness and financial ability to enforce and/or defend them.

     The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and scientific questions. Moreover, no consistent policy has emerged in the United States and in many other countries regarding the breadth of claims allowed in biotechnology patents. Patents which may be granted to us in certain foreign countries may be subject to opposition proceedings brought by third parties or result in suits by us which may be costly and result in adverse consequences for us.

     If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which would result in substantial costs to us.

     In addition, patents blocking our manufacture, use or sale of our products could be issued to third parties in the United States or foreign countries. The issuance of blocking patents or an adverse outcome in an interference or opposition proceeding, could subject us to significant liabilities to third parties and require us to license disputed rights from third parties on unfavorable terms, if at all, or cease using the technology.

WE MAY BECOME INVOLVED IN EXPENSIVE PATENT LITIGATION OR OTHER INTELLECTUAL PROPERTY PROCEEDINGS WHICH COULD RESULT IN LIABILITY FOR DAMAGES OR STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS.

     There has been substantial litigation and other proceedings regarding the complex patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We may become a party to patent litigation or other proceedings regarding intellectual property rights.

     Other types of situations in which we may become involved in patent litigation or other intellectual property proceedings include:

     - We may initiate litigation or other proceedings against third parties to enforce our patent rights.

     - We may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by such third parties or to obtain a judgment that our products or services do not infringe such third parties' patents.

     - If our competitors file patent applications that claim technology also claimed by us, we may participate in interference or opposition proceedings to determine the priority of invention.

     - If third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we will need to defend against such claims.

     The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other intellectual property proceeding is resolved unfavorably to us, we or our collaborative partners may be enjoined from manufacturing or selling our products and services without a license from the other party and be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

     Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

WE HAVE LIMITED SALES AND MARKETING EXPERIENCE AND CAPABILITIES.

     We have limited sales, marketing and distribution experience and capabilities. We may, in some instances, rely significantly on sales, marketing and distribution arrangements with our collaborative partners and other third parties. In these instances, our future revenues will be materially dependent upon the success of the efforts of these third parties.

     If in the future we determine to perform sales, marketing and distribution functions ourselves, we would face a number of additional risks, including:

     - we may not be able to attract and build a significant marketing staff or sales force;

     - the cost of establishing a marketing staff or sales force may not be justifiable in light of any product revenues; and

     -    our direct sales and marketing efforts may not be successful.

WE HAVE LIMITED MANUFACTURING CAPABILITIES AND WILL BE DEPENDENT ON THIRD PARTY MANUFACTURERS.

     We have limited manufacturing experience and no commercial or pilot scale manufacturing facilities for the production of pharmaceuticals. In order to continue to develop pharmaceutical products, apply for regulatory approvals and, ultimately, commercialize any products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities.

     We currently rely upon third parties to produce material for preclinical and clinical testing purposes and expect to continue to do so in the future. We also expect to rely upon third parties, including our collaborative partners, to produce materials required for the commercial production of certain of our products if we succeed in obtaining necessary regulatory approvals. There are a limited number of manufacturers that operate under the FDA's regulations for good manufacturing practices which are capable of manufacturing for us. However, if we are unable to arrange for third party manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

     To the extent that we enter into manufacturing arrangements with third parties, we are dependent upon these third parties to perform their obligations in a timely manner. If such third party suppliers fail to perform their obligations, we may be adversely affected in a number of ways, including:

     -    we may not be able to meet commercial demands for our products;

     - we may not be able to initiate or continue clinical trials of products that are under development; and

     - we may be delayed in submitting applications for regulatory approvals for our products.

     The manufacture of products by us and our collaborative partners and suppliers is subject to regulation by the FDA and comparable agencies in foreign countries. Delay in complying or failure to comply with such manufacturing requirements could materially adversely affect the marketing of our products.

IF WE ARE UNABLE TO CONTINUE TO HIRE AND RETAIN SKILLED TECHNICAL AND SCIENTIFIC PERSONNEL, THEN WE WILL HAVE TROUBLE DEVELOPING PRODUCTS.

     Our success depends largely upon the continued service of our management and scientific staff and our ability to attract, retain and motivate highly skilled scientific, management and marketing personnel. Potential employees with an expertise in the field of biochemistry, regulatory affairs and/or clinical development of new drug and biopharmaceutical manufacturing are not generally available in the market and are difficult to attract and retain. We also face significant competition for such personnel from other companies, research and academic institutions, government and other organizations who have superior funding and resources to be able to attract such personnel. The loss of key personnel or our inability to hire and retain personnel who have technical and scientific backgrounds could materially adversely affect our product development efforts and our business.

OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT.

     The market price of our common stock, like that of the common stock of many other development stage biotechnology companies, may be highly volatile. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

                                LEGAL PROCEEDINGS

     As referenced in our quarterly report on Form 10-Q for the period ending June 30, 1999 on July 17, 1998, we filed a complaint against Bristol-Myers Squibb Corporation ("BMS") at the United States District Court for the District of Massachusetts in Boston, Massachusetts seeking correction of inventorship of certain United States patents which claim compositions and methods of use for CTLA4 as well as unspecified monetary damages. A correction of inventorship would result in the University of Michigan being designated as a co-assignee on any corrected BMS patent. We would then have rights to such technology pursuant to a 1992 License Agreement with the University of Michigan, a 1995 Asset Acquisition Agreement with Genetics Institute, and other related agreements. On July 13, 1999, the court dismissed the complaint without prejudice citing a lack of legal standing of Repligen to bring such a complaint. We believe that the court's finding on standing was in error. The court did not rule on the validity of our inventorship claim. We continue to believe that the University of Michigan is a rightful co-assignee of the aforesaid BMS patents and we intend to continue to pursue the correction of inventorship. Our failure to obtain shared ownership rights in the patents may restrict our ability to commercialize CTLA4-Ig.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution". The principal purpose of this offering is to effect an orderly disposition of the shares of our common stock being offered and sold from time to time by the selling stockholders.

                              SELLING STOCKHOLDERS

     Unless otherwise noted below in the table, each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:

     - shares of common stock issuable by Repligen to that person upon the exercise of options or warrants which may be exercised within 60 days after May 3, 2000.

However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

     For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes:

     -    25,978,899 shares of common stock outstanding as of March 24, 2000;
          and

     - the number of presently exercisable options and presently exercisable warrants held by that person.

The table below was prepared based upon information furnished to us by the selling stockholders and lists the following:

     - the number of shares of our common stock beneficially owned by the selling stockholders as of March 24, 2000 and before this offering;

     - the maximum number of shares of our common stock that the selling stockholders may offer and sell pursuant to this prospectus;

     - the number of shares owned by the selling stockholders after completion of the offering (assuming that the selling stockholders sell all of the shares offered pursuant to this prospectus); and

     - the percentage (if one percent or more) of the class owned by the selling stockholder after completion of the offering.



                                                                                                         SHARES BENEFICIALLY
                                                                                                       OWNED AFTER OFFERING (1)
                                                           SHARES                 SHARES             ----------------------------
                                                        BENEFICIALLY              OFFERED
                                                       OWNED PRIOR TO            PURSUANT TO
                   SELLING STOCKHOLDER                    OFFERING             THIS PROSPECTUS          NUMBER           PERCENT
--------------------------------------------------      --------------         ---------------          ------           -------

Alan Zverin                                                  2,898                   2,898                    0             *
Albert Fried & Company LLC                                 105,833                 105,833                    0             *
Alexander Pomper                                            10,000                  10,000                    0             *
Anthony G. Polak (2)                                         2,898                   2,898                    0             *
Anthony G. Polak "S" (3)                                     2,898                   2,898                    0             *



                                                                                                         SHARES BENEFICIALLY
                                                                                                       OWNED AFTER OFFERING (1)
                                                           SHARES                 SHARES             ----------------------------
                                                        BENEFICIALLY              OFFERED
                                                       OWNED PRIOR TO            PURSUANT TO
                   SELLING STOCKHOLDER                    OFFERING             THIS PROSPECTUS          NUMBER           PERCENT
--------------------------------------------------      --------------         ---------------          ------           -------

Anthony J. Gerace                                            8,035                   8,035                    0             *
Beck Family Partners, L.P.                                   5,797                   5,797                    0             *
Caduceus Capital II, L.P. (4)                               58,000                  58,000                    0             *
David Wilstein and Susan Wilstein Trustees of               17,390                  17,390                    0             *
     the Century Trust
Deephaven Opportunity Trading Fund L.P.                     34,782                  34,782                    0             *
Domaco Venture Capital Fund                                  2,898                   2,898                    0             *
Don Chaifetz                                                30,000                  15,000               15,000             *
Donald C. Carter                                            20,000                  20,000                    0             *
Douglas and Laurie Moore Trustees FBO the `89               12,000                  10,000                2,000             *
     Moore Family Trust dated 3/9/89
Evan Myrianthopoulos                                         6,000                   6,000                    0             *
Ezra S. Kazam                                               11,590                  11,590                    0             *
Frederick B. Polak                                           2,898                   2,898                    0             *
Gemini Domestic Fund II, L.P.                               88,000                  88,000                    0             *
Gemini Domestic Fund, L.P.                                   7,000                   7,000                    0             *
Goldman Sachs Strategic Technology Portfolio,               25,000                  25,000                    0             *
     L.P. (5)
John M. Hanley                                               5,000                   5,000                    0             *
John Nicholson (6)                                           5,000                   5,000                    0             *
John S. Gross                                                2,898                   2,898                    0             *
Jonathan Rothschild                                         13,000                   2,898               10,102             *
Joseph A. Galati                                             5,000                   5,000                    0             *
Joseph A. Natiello                                          13,200                  10,000                3,200             *
Joseph E. Edelman                                           23,188                  23,188                    0             *
Joseph Strassman and Barbara Strassman as                   30,000                  30,000                    0             *
     Tenants in Common
Joshua B. Stern                                             12,000                  12,000                    0             *
Kevin P. Newman                                              2,500                   2,500                    0             *
Linda Ann Hamilton (7)                                       5,797                   5,797                    0             *
M.S.B. Research                                             50,000                  50,000                    0             *
Margrit Polak                                                2,898                   2,898                    0             *
Mark C. Rogers, M.D.                                        12,000                  12,000                    0             *
Marc Florin                                                 21,167                  21,167                    0             *
Mark Mazzer                                                  3,000                   3,000                    0             *
Maureen McEnroe                                              3,000                   3,000                    0             *
Med-Tec Investors, LLC                                      10,000                  10,000                    0             *
Merlin BioMed International Ltd.                           155,000                 155,000                    0             *


                                                                                                         SHARES BENEFICIALLY
                                                                                                       OWNED AFTER OFFERING (1)
                                                           SHARES                 SHARES             ----------------------------
                                                        BENEFICIALLY              OFFERED
                                                       OWNED PRIOR TO            PURSUANT TO
                   SELLING STOCKHOLDER                    OFFERING             THIS PROSPECTUS          NUMBER           PERCENT
--------------------------------------------------      --------------         ---------------          ------           -------

Merlin BioMed New Issues, LLC                               17,000                  17,000                    0             *
Merlin BioMed, L.P.                                        100,000                 100,000                    0             *
Michael C. Miles                                            10,000                  10,000                    0             *
Michael H. Schwartz Profit Plan                             10,000                  10,000                    0             *
Michael M. Schultz                                          10,000                  10,000                    0             *
Mitchell Silber                                             25,000                  25,000                    0             *
Paul M. Millman                                              2,898                   2,898                    0             *
Perceptive Life Sciences L.P.                               23,188                  23,188                    0             *
Peter M. Kash (8)                                           11,590                  11,590                    0             *
Petrus Fund L.P.                                            30,000                  30,000                    0             *
Phoenix Fund Ltd.                                          115,000                 115,000                    0             *
Pimco Opportunity Fund                                     350,000                 347,826                2,174             *
Premero Investments Ltd.                                    11,591                  11,591                    0             *
PW Eucalyptus Fund LLC (9)                                 177,000                 177,000                    0             *
Quantum Partners, LDC                                      405,000                 405,000                    0             *
Richard Passarelli                                           5,000                   5,000                    0             *
RL Capital Partners (10)                                    17,391                  17,391                    0             *
Robert J. Capetola                                          13,000                  13,000                    0             *
Robert J. Conrads                                            3,000                   3,000                    0             *
Roger and Margaret Coleman                                   5,000                   5,000                    0             *
Ronald Lazar (11)                                            5,797                   5,797                    0             *
S. Edmond Farber                                             5,797                   5,797                    0             *
Sands Point Partners (12)                                   50,000                  50,000                    0             *
Sean C. Twomey                                               2,500                   2,500                    0             *
Southshore Capital Fund Limited                             57,971                  57,971                    0             *
St. John's Trust                                            34,782                  34,782                    0             *
Steven M. Oliveira                                          20,000                  20,000                    0             *
Stuart Weisbrod                                             50,000                  50,000                    0             *
The Gemini Master Fund                                      20,000                  20,000                    0             *
The William J. von Liebig                                   64,580                  40,580               20,000             *
     Foundation (13)
Trevor Colby                                                 9,855                   9,855                    0             *
Wayne Rothbaum                                              27,000                  27,000                    0             *
William W. Rider                                             5,000                   5,000                    0             *


                                                                                                         SHARES BENEFICIALLY
                                                                                                       OWNED AFTER OFFERING (1)
                                                           SHARES                 SHARES             ----------------------------
                                                        BENEFICIALLY              OFFERED
                                                       OWNED PRIOR TO            PURSUANT TO
                   SELLING STOCKHOLDER                    OFFERING             THIS PROSPECTUS          NUMBER           PERCENT
--------------------------------------------------      --------------         ---------------          ------           -------

Winchester Global Trust Company Limited as                 129,000                 129,000                    0             *
     Trustee for Caduceus Capital Trust (13)
Wolfe F. Model                                               2,898                   2,898                    0             *
Paramount Capital, Inc. (14)                             4,689,646                 129,946            4,559,700           17.4

-------------------------------------
*Represents less than 1% of the outstanding shares.

(1) Assumes that the selling stockholders will sell all of the shares registered hereunder. The stockholders may sell all or part of their shares pursuant to this prospectus.

(2) Does not include 10,000 shares beneficially owned by Anthony G. Polak over which Anthony G. Polak has sole voting and investment power.

(3) Does not include 10,000 shares beneficially held in the Anthony G. Polak "S" account over which Anthony G. Polak has sole voting and investment power.

(4) The shares beneficially owned do not include shares offered pursuant to this prospectus by PW Eucalyptus Fund LLC ("PW Eucalyptus") or Winchester Global Trust Company Limited as Trustee for Caduceus Capital Trust ("Caduceus Capital Trust"). Orbimed Advisors LLC has sole investment power over the shares held by each of Caduceus Capital II, L.P. ("Caduceus Capital"), PW Eucalyptus and Caduceus Capital Trust. Caduceus Capital disclaims beneficial ownership of the shares held by PW Eucalyptus and Caduceus Capital Trust.

(5) Goldman Sachs Strategic Technology Portfolio, L.P. and its investment manager, Commodities Corporation LLC, are affiliates of Goldman Sachs & Co. The shares beneficially owned do not include shares which may be held by Goldman Sachs & Co. and its affiliates other than Goldman Sachs Strategic Technology Portfolio, L.P. and Commodities Corporation LLC.

(6) The shares beneficially owned do not include shares offered pursuant to this prospectus by Sands Point Partners of which Mr. Nicholson is a general partner. Mr. Nicholson has shared voting and investment power over the shares beneficially owned by Sands Point Partners. Mr. Nicholson may be deemed to beneficially own the shares of Sands Point Partners.

(7) Does not include shares beneficially owned by The William J. von Liebig Foundation of which Ms. Hamilton is a director.

(8) Mr. Kash is the Senior Managing Director of Paramount Capital Inc. and a member of the board of directors of Paramount Capital Asset Management, Inc. The shares beneficially owned do not include shares offered pursuant to this Prospectus by Paramount Capital, Inc. and Mr. Kash disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.

(9) The shares beneficially owned do not include shares offered pursuant to this prospectus by Caduceus Capital and Caduceus Capital Trust. Orbimed Advisors LLC has sole investment power over the shares held by each of PW Eucalyptus, Caduceus Capital and Caduceus Capital Trust. PW Eucalyptus disclaims beneficial ownership of the shares held by Caduceus Capital and Caduceus Capital Trust.

(10) The shares beneficially owned do not include shares offered pursuant to this prospectus by Ronald Lazar. Mr. Lazar is a general partner of RL Capital Partners.

(11) The shares beneficially owned do not include shares offered pursuant to this prospectus by RL Capital Partners. Mr. Lazar is a general partner of RL Limited Partners.

(12) The shares beneficially owned do not include shares offered pursuant to this prospectus by John Nicholson. Mr. Nicholson is a general partner of Sands Point Partners. Mr. Nicholson has shared voting and investment power over the shares beneficially owned by Sands Point Partners. Mr. Nicholson may be deemed to beneficially own the shares of Sands Point Partners.

(13) Does not include shares beneficially owned by Linda Ann Hamilton. Ms. Hamilton is a director of The William J. von Liebig Foundation.

(14) The shares beneficially owned do not include shares offered pursuant to this prospectus by Caduceus Capital and PW Eucalyptus. Orbimed Advisors LLC has sole investment power over the shares held by each of Caduceus Capital Trust, Caduceus Capital and PW Eucalyptus. Caduceus Capital Trust disclaims beneficial ownership of the shares held by Caduceus Capital and PW Eucalyptus.

(15) The shares beneficially owned consist of 129,946 shares of common stock which may be acquired upon the exercise of a warrant which may be exercised beginning on September 9, 2000 and offered for sale pursuant to this prospectus, 3,108,671 shares of common stock owned by The Aries Master Fund, a Cayman Islands exempted company (the "Master Fund"), 1,223,192 shares of common stock owned by Aries Domestic Fund, L.P. (the "ADF") and 195,087 shares of common stock owned by Aries Domestic Fund II, L.P. (the "ADF II" and together with the Master Fund and the ADF, the "Aries Funds") and 32,750 shares of common stock which may be acquired pursuant to presently exercisable warrants owned by Dr. Lindsay Rosenwald. Paramount Capital Asset Management, Inc. ("PCAM") serves as the investment manager to the Master Fund and the general partner of each of ADF and ADF II. Lindsay A. Rosenwald, M.D. is the chairman and sole stockholder of PCAM. PCAM and Dr. Rosenwald disclaim beneficial ownership of the securities held by ADF, the Master Fund and ADF II, except to the extent of their pecuniary interest therein, if any. Does not include shares of our common stock which may be owned or which may be acquired pursuant to presently exercisable warrants owned by certain other employees of PCAM and its affiliates. We issued the warrants to Dr. Rosenwald and such other employees of PCAM and its affiliates in connection with Paramount's execution of a Financial Advisory Agreement dated July 15, 1999 between Paramount and Repligen. Paramount disclaims beneficial ownership of such shares of common stock except to the extent of its pecuniary interest therein, if any.
-------------------------------------


     We are filing this registration statement to register for public sale the shares of common stock currently held by the selling stockholders, or which may be acquired upon exercise of the warrants held by the them.

     The selling stockholders have represented to us that they acquired the shares as principal for their own accounts for investment and not with a view to, or for sale in connection with, any distribution of the shares in contravention of the Securities Act or any other applicable securities legislation. In recognition of the fact, however, that the selling stockholders may want to be able to sell the shares when they consider it appropriate, in connection with the stock purchase agreement, we agreed to file the registration statement with the Commission to effect the registration of the resale of the shares under the Securities Act and to keep the registration statement effective until the earliest of (i) the date on which the selling stockholders may sell all shares then held by them without restriction under Rule 144(k) of the Securities Act, (ii) such time as all shares purchased by the selling stockholders hereunder have been sold pursuant to this registration statement or
(iii) March 9, 2002.

     On March 9, 2000, we sold an aggregate of 2,598,927 shares of our common stock to investors at $8.625 per share for an aggregate consideration of $22.4 million in a private placement pursuant to a stock purchase agreement by and among the investors and us. These investors are offering for sale these 2,598,927 shares of our common stock pursuant to this prospectus. Paramount acted as the placement agent for the transaction and we paid Paramount approximately $1.57 million for its services plus Paramount's related transactional expenses, and issued to Paramount warrants to purchase up to 129,946 shares of our common stock at $9.49 per share. We engaged Paramount to act as our placement agent for that transaction pursuant to a finder's agreement and we terminated the financial advisory agreement (described in the paragraph immediately below) with Paramount for an additional payment by Repligen to Paramount of $200,000 in cash. Pursuant to this prospectus, Paramount is offering for sale the 129,946 shares of our common stock upon exercise of the warrants issued to it in connection with the private placement transaction.

     Pursuant to a financial advisory agreement with Paramount Capital, Inc. its affiliates, related entities and designees dated as of July 15, 1999, Paramount agreed to provide certain financial advisory and/or investment banking services to us in exchange for consideration, including $100,000 in cash upon execution of the agreement, and the issuance of a common stock purchase warrant exercisable for 100,000 shares of Repligen's common stock at $2.75 per share. The financial advisory agreement also provided for the payment of additional fees to Paramount upon the consummation of certain transactions for which Paramount acted as our financial advisor. We have terminated this financial advisory agreement as set forth in the paragraph immediately above.

     On May 14, 1999, the ADF and the Master Fund acquired an aggregate of 50,000 shares of our common stock at $2.50 per share in connection with a private placement transaction in which we sold an aggregate of 3,600,000 shares of our common stock at $2.50 per share. As of December 31, 1999, Dr. Rosenwald and PCAM may be deemed to beneficially own approximately seventeen percent (17%) of the outstanding our common stock. Paramount disclaims beneficial ownership of the shares of common stock owned by Dr. Rosenwald, PCAM and/or the Aries Funds.

     Except as noted above and based on representations by the selling stockholders, to the best of our knowledge, no other selling stockholders had a material relationship with us or any of our affiliates within the three-year period ending on the date of this prospectus.



                              PLAN OF DISTRIBUTION

     The shares of our common stock covered by this prospectus may be sold by the selling stockholders from time to time for their own account or by pledgees, donees, transferees, designees, or other successors in interest. Without limiting the generality of the preceding sentence, the warrant which was issued to Paramount Capital, Inc. to acquire up to 129,946 shares of our common stock at $9.49 per share in connection with the March 2000 private placement may at any time be transferred to employees and or designees of Paramount or its affiliates for no additional consideration. This prospectus is expressly intended to cover and allow any shares of our common stock acquired upon exercise of the warrant originally issued to Paramount to be sold by such transferees pursuant to this prospectus. We will pay the expenses incurred in connection with the registration of the shares of our common stock sold hereunder, except that the selling stockholders will pay or assume brokerage commissions and similar charges, the legal fees and expenses of counsel for the selling stockholders and any stock transfer taxes or other expenses incurred in connection with the sale of the shares of our common stock. We will not receive any of the proceeds from the resale of the shares of common stock by the selling stockholders.

     The distribution of the shares of our common stock by the selling stockholders is not subject to any underwriting agreement. The shares of our common stock offered by the selling stockholders may be sold from time to time in transactions on the Nasdaq National Market, in negotiated transactions, through the writing of options on the shares of our common stock, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Any broker-dealers that participate with selling stockholders in the distribution of shares of our common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares of our common stock placed by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

     Any shares covered by the prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     Since the selling stockholders are not restricted as to the price or prices at which they may sell their shares of our common stock, sales of such shares of our common stock at less than the market prices may depress the market price of the our common stock.

     EquiServe, 150 Royall Street, Canton, MA 02021, is the transfer agent for the shares of common stock of Repligen.

                                  LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     Repligen files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference room. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." Our website is located at "http://www.repligen.com." Information contained on our website is not part of this prospectus.

     The SEC allows Repligen to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Repligen incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 000-14656):

1.   Annual report on Form 10-K for the year ended March 31, 1999;

2. Repligen's proxy statement, filed on July 29, 1999, for the 1999 annual meeting of shareholders;

3. Quarterly reports on Form 10-Q for the quarters ended December 31, 1999, September 30, 1999 and June 30, 1999;

4. Current reports on Form 8-K filed March 21, 2000, October 6, 1999, April 24, 1999, as amended by Form 8-K/A filed June 15, 1999 and current report on Form 8-K filed May 17, 1999; and

5. The "Description of Registrant's Securities to be Registered" contained in Repligen's registration statement filed on Form 8-A, dated May 28, 1986.

     You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address: Repligen Corporation, 117 Fourth Avenue Needham, MA 02494 (781) 449-9560.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate (other than with respect to the Registration Fee) of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration Fee -- Securities and Exchange Commission............$     4,504.00
Blue Sky Fees and Expenses........................................$     1,000.00
Accounting Fees and Expenses......................................$     1,000.00
Legal Fees and Expenses...........................................$    15,000.00
Transfer Agent Fees and Expenses..................................$     3,000.00
Miscellaneous.....................................................$    10,496.00
                                                                  --------------
         TOTAL....................................................$    35,000.00
                                                                  ==============

         Repligen will bear all expenses shown above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law, Article Seventh of Repligen's Restated Certificate of Incorporation, as amended, and Article V of Repligen's By-laws provide for indemnification of Repligen's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Repligen, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     Repligen maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 16. EXHIBITS.

     The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

EXHIBIT NO.   ITEM AND REFERENCE
----------    ------------------------------------------------------------------

4.1       --  Stock Purchase Agreement dated as of March 7, 2000, by and among
              Repligen Corporation and the Investors listed on Schedule I thereto (filed as Exhibit 4.1 to the Company Current Report on Form 8-K filed March 21, 2000 and incorporated herein by reference)

4.2       --  Finders Agreement by and between Repligen Corporation and
              Paramount Capital, Inc. dated as of March 2, 2000 (filed as
              Exhibit 4.2 to the Company's Current Report on Form 8-K filed March 21, 2000 and incorporated herein by reference)

4.3       --  Form of Common Stock Purchase Warrant (filed herewith)

5         --  Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith)

10.1      --  Financial Advisory Agreement with Paramount Capital, Inc.
              (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10Q for the period ended September 30, 1999 and incorporated herein by reference)

10.2      --  Letter Agreement terminating July 1, 1999 Financial Advisory
              Agreement, Agreement to pay Termination Fee and Mutual Release by and between Repligen Corporation and Paramount Capital, Inc. dated as of March 8, 2000 (filed herewith)

23.1      --  Consent of Arthur Andersen LLP (filed herewith)

23.2      --  Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5)

24        --  Power of Attorney (included on signature pages)

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Needham, Commonwealth of Massachusetts on May 4, 2000.

                                               Repligen Corporation


                                               By: /s/ Walter C. Herlihy
                                                   -----------------------------
                                                   Walter C. Herlihy
                                                   President and Chief Executive
                                                     Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Walter C. Herlihy with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of Repligen Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



NAME                                            CAPACITY                                   DATE

/s/ Walter C. Herlihy
-------------------------------                 President and Chief Executive Officer,     May 4, 2000
Walter C. Herlihy                               Chief Financial Officer and Director
                                                (principal executive, financial and
                                                 accounting officer)

/s/ Alexander Rich                              Co-Chairman of the Board of Directors      May 4, 2000
-------------------------------
Alexander Rich, M.D.


                                      II-4


/s/ Paul Schimmel                               Co-Chairman of the Board of Directors      May 4, 2000
-------------------------------
Paul Schimmel, Ph.D.

/s/ Robert J. Hennessey                         Director                                   May 4, 2000
-------------------------------
Robert J. Hennessey

/s/ G. William Miller                           Director                                   May 4, 2000
-------------------------------
G. William Miller

                                INDEX TO EXHIBITS

EXHIBIT NO.   ITEM AND REFERENCE
----------    -----------------------------------------------------------------

4.1        -- Stock Purchase Agreement dated as of March 7, 2000, by and among Repligen Corporation and the Investors listed on Schedule I thereto (filed as Exhibit 4.1 to the Company Current Report on Form 8-K filed March 21, 2000 and incorporated herein by reference)

4.2        -- Finders Agreement by and between Repligen Corporation and
              Paramount Capital, Inc. dated as of March 2, 2000 (filed as
              Exhibit 4.2 to the Company's Current Report on Form 8-K filed March 21, 2000 and incorporated herein by reference)

4.3        -- Form of Common Stock Purchase Warrant (filed herewith)

5          -- Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith)

10.1       -- Financial Advisory Agreement with Paramount Capital, Inc.
              (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10Q for the period ended September 30, 1999 and incorporated herein by reference)

10.2       -- Letter Agreement terminating July 1, 1999 Financial Advisory
              Agreement, Agreement to pay Termination Fee and Mutual Release by and between Repligen Corporation and Paramount Capital, Inc. dated as of March 8, 2000 (filed herewith)

23.1       -- Consent of Arthur Andersen LLP (filed herewith)

23.2       -- Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5)

24         -- Power of Attorney (included on signature pages)